Prospectus Supplement No. 6	Filed Pursuant to Rule 424(b)(7)
(to Prospectus dated August 24, 2007)	Registration No. 333-145671

$275,000,000

CHARMING SHOPPES, INC.
1.125% Senior Convertible Notes due 2014
_______________________

This prospectus supplement supplements our prospectus dated August 24, 2007, as previously supplemented by the prospectus supplements dated September 26, 2007, October 22, 2007, November 20, 2007, January 3, 2008 and March 14, 2008, relating to the resale by certain selling securityholders of our 1.125% Senior Convertible Notes due 2014 (the “notes”) and the shares of our common stock issuable upon conversion of the notes.  The prospectus dated August 24, 2007, as supplemented by the prospectus supplements dated September 26, 2007, October 22, 2007, November 20, 2007, January 3, 2008 and March 14, 2008, is referred to herein as the “prospectus.”

You should read this prospectus supplement in conjunction with the prospectus.  This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

Investing in the notes or our common stock issuable upon conversion of the notes involves risks that are described in the “Risk Factors” section of the prospectus and the risk factors incorporated therein by reference from our annual and quarterly reports filed with the Securities and Exchange Commission (the “SEC”).

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

_______________________

The date of this prospectus supplement is April 16, 2008.

SELLING SECURITYHOLDERS

The information in the prospectus in the table under the heading “Selling Securityholders” is amended by adding the information in the “Additional Selling Securityholders” table below regarding certain selling securityholders.

The information set forth below is based on information provided by or on behalf of the selling securityholders.  Information concerning the selling securityholders may change from time to time.  The selling securityholders may from time to time offer and sell any or all of the securities under the prospectus (as amended and supplemented hereby).  Because the selling securityholders are not obligated to sell the notes or any shares of common stock issuable upon conversion of the notes, we cannot estimate the amount of the notes or how many shares of common stock that the selling securityholders will hold upon consummation of any such sales.  In addition, since the date on which a selling securityholder provided this information to us, such selling securityholder may have sold, transferred or otherwise disposed of all or a portion of its notes or common shares issuable upon conversion of its notes.  As a result, the sum of the principal amount of notes listed as beneficially owned by selling securityholders in the table in the prospectus dated August 24, 2007, as supplemented by the prospectus supplements dated September 26, 2007, October 22, 2007, November 20, 2007, January 3, 2008, March 14, 2008, and hereby, is actually more than $275,000,000 because certain selling securityholders listed in the table sold, transferred or otherwise disposed of some or all of their notes since they last reported their beneficial ownership to us without informing us of such transactions, while the new beneficial owners have provided us with information as to their ownership of the notes, reflected in the table.  For the sake of clarity, the maximum principal amount of notes that may be sold under this prospectus will not exceed $275,000,000.

Unless otherwise specified in the prospectus under the heading “Selling Securityholders” (as amended and supplemented hereby), based upon the information previously provided by the selling securityholders, none of the selling securityholders nor any of their affiliates, officers, directors, or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

Additional Selling Securityholders

Name	Principal Amount at Maturity of Notes Beneficially Owned ($)	Percentage of Notes Beneficially Owned	Number of Shares of Common Stock Owned Prior to the Offering(1)	Number of Shares of Common Stock That May be Sold(1)	Percentage of Common Stock Outstanding(2)
Bayerische Hypo-und Vereinsbank AG (3)	$2,000,000	0.73%	0	130,046	*

*	Less than 1%
(1)
Assumes conversion of all of the holders notes at a conversion rate of 65.0233 shares per $1,000 principal amount of notes.  The conversion rate for the notes is subject to adjustment in certain circumstances.  As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.  See “Description of the Notes – Conversion of the Notes.”

(2)	Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 123,078,645 shares of common stock outstanding as of August 22, 2007.
(3)
The Selling Securityholder has indicated that Carsten Richter has voting or investment control over the notes and the shares of our common stock issuable upon conversion of the notes.  The full legal name of the DTC participant through which the notes and the shares of our common stock issuable upon conversion of the notes are held is Bank of New York.